Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EAGLE BULK SHIPPING INC.

PURSUANT TO SECTION 90 OF

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

I, Gary Vogel, as the Chief Executive Officer of Eagle Bulk Shipping Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Second Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certify:

1.	The name of the Corporation is: Eagle Bulk Shipping Inc.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 23rd day of March 2005.

3.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of the 3rd day of June 2005, and were subsequently amended as of the 21st day of May 2012.

4.	The Second Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of the 15th day of October 2014.

5.	Subsection (a) of Article FOURTH of the Second Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

“(a) Authorized Capital Stock. The Corporation shall have the authority to issue seven hundred and twenty-five million (725,000,000) shares of stock including: (i) seven hundred million (700,000,000) shares of Common Stock, par value US$0.01 per share (the “Common Stock”), and (ii) twenty-five million (25,000,000) shares of preferred stock, par value US$0.01 per share, subject to the limitations set forth herein (the “Preferred Stock”).”

6.	All of the other provisions of the Second Amended and Restated Articles of Incorporation shall remain unchanged.

7.

This amendment to the Second Amended and Restated Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares of the Corporation with a right to vote thereon at the special meeting of shareholders of the Corporation held on August 2, 2016.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, I have executed this Amendment to the Second Amended and Restated Articles of Incorporation on this 2nd day of August, 2016.

/s/ Gary Vogel
Name:	Gary Vogel
Title:	Chief Executive Officer